Exhibit 99.1

Digimarc Welcomes Global Finance Leader Milena Alberti-Perez to its Board of Directors

Beaverton, Ore. – February 22, 2022 – Digimarc Corporation (Nasdaq: DMRC), creator of Digimarc watermarks that are driving the next generation of digital identification and detection-based solutions, announced that Milena Alberti-Perez has been elected to its Board of Directors, effective April 5, 2022. Her financial and international leadership expertise will specifically be applied through her appointment to the Audit Committee and the Compensation Committee of the Board of Directors.

“Milena’s experience in financial oversight and operations, post-merger integration, and international leadership will be an incredible asset to our board,” said Digimarc CEO Riley McCormack. “Moreover, the perspective she has gained from leading large, international companies through periods of intense transformation and growth will be hugely significant as Digimarc progresses in our own journey of transformation and rapid scaling.”

Alberti-Perez was most recently the Chief Financial Officer of Getty Images, Inc., the world’s leading visual content company. Her background also includes serving as the Chief Financial Officer of MediaMath, a demand-side platform for programmatic marketing and as the Global and US Chief Financial Officer of Penguin Random House, the world’s largest book publisher.

“I’m delighted to join the Digimarc Board of Directors at such an exciting time of growth and transformation for the company,” Alberti-Perez said. “I look forward to working with the Board and Leadership team to further drive Digimarc’s success as a product-led company.”

Alberti-Perez brings vast experience in board leadership, having served on several private company boards of directors, including RB Media, Overdrive, Penguin Random House, Companhia das Letras, and Flatworld/Sagence, as well as several not-for-profit boards, including The University of Pennsylvania Executive Fund, Jumpstart, and the Wild Bird Fund.

She holds a Bachelor of Arts degree cum laude from The University of Pennsylvania, with Distinction in Economics and minors in Math and Latin American Studies and received her master’s degree in business administration, with Distinction, from the Harvard Business School.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is a pioneer and leader in digital watermarking solutions and the automatic identification of media, including packaging, commercial print, digital images, audio and video. Digimarc helps customers drive efficiency, accuracy and security across physical and digital supply chains. Visit www.digimarc.com and follow us on LinkedIn and Twitter to learn more.

Company contact:

Lara Burhenn

Lara.Burhenn@Digimarc.com

+1 503-469-4704

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